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                                                                    EXHIBIT 4.06


Certificate Number _____

                             THE KERNEL GROUP, INC.

                        INCENTIVE STOCK OPTION AGREEMENT

The Kernel Group, Inc. ("TKG") and the ("Company") is granting to _______ ("Employee") effective _____ 2001, with vesting commencement date of _____ 2001, incentive stock options as detailed in the following agreement.

                                    RECITALS

        A. TKG has adopted the 1997 Incentive Equity Plan (the "Plan") in order that officers, employees and consultants of TKG may acquire a proprietary interest in TKG on favorable terms.

        B. The Administrator of the Plan has selected Employee to participate in the Plan, and desires to grant to Employee an option to purchase shares of the Common Stock of TKG.

        NOW, THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledge, the parties agree as follows:

                                    Article I

                                   DEFINITIONS

        1.1 Unless the context requires otherwise, all capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning assigned to them in the Plan, which definitions are incorporated herein by this reference for all purposes.

                                   Article II

                                     OPTION

        2.1 Option Grant. Subject to the terms and conditions of the Plan and of this Agreement, TKG hereby grants to the Employee the right and option (the "Option") to purchase all or any part of an aggregate of _____ shares of the Common Stock, with par value of $.001, of TKG (the "Option Shares") at a price of $____ per share which is no less than 100% of the fair market value. This Option is intended by the parties hereto to be, and shall be treated as, an incentive stock under Section 422 of the Internal Revenue Code of 1986.

        2.2 Vesting and Exercise. The Option Shares shall initially be unvested. Optionee shall acquire a vested interest in 25% of options after each 12-month period from date of vesting commencement date. The Employee may exercise vested Options in whole or in part and from time to time during a period commencing and ending eight years from the effective date of this Agreement unless it is subject to earlier termination as provided in this Agreement.


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Certificate Number _____

        2.3 Manner of Exercise. The person entitled to exercise the Option may do so by delivering notice of exercise in a form approved by TKG to TKG at its principal office. Such notice shall specify the number of shares to be purchased, the purchase price of each share, and the aggregate purchase price for all shares being purchased under said notice. Such notice shall be signed by such person and shall be accompanied by payment in full for such aggregate purchase price. TKG, in the event of exercise by a person other than the Employee, may require proof of the right of such person to exercise the Option.

        Within 30 days following receipt of the aforementioned notice to purchase, TKG shall cause to be issued to the person entitled to purchase the shares subject to option under this Agreement, stock certificates for the number of shares of TKG's Common Stock, fully paid and non-assessable, specified in such notice. Until such issuance, the purchaser shall have no rights as a shareholder to TKG with respect to the unissued shares.

        2.4 Transferability. During the Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable except, in the case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution, or other similar process. However, the Employee may specifically designate, by will or otherwise, the beneficiary of the Employee's rights under the Option. In the event of (a) any attempt by the Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided herein, or
(b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, TKG may terminate the Option by notice to the Employee and it shall thereupon become null and void.

        2.5 Earlier Termination.

                a. Notwithstanding the provisions of Section 2.2, the Option vesting will immediately cease upon termination of the Employee's employment. The Option must be exercised within 30 days from date of termination or options will terminate.

                b. Upon a termination of employment by reason of retirement, disability or death, vesting will cease and the vested Option may be exercised during the following periods, but only to the extent that Option was outstanding and exercisable on any such date of retirement, Permanent Disability (defined in the Plan) or death, and the Option shall terminate and become null and void immediately upon the expiration of the applicable period: (i) the twelve-month period following the date of such termination of the Employee's employment in the case of a Permanent Disability, (ii) the twelve-month period following the date of such termination of the Employee's employment in the case of the Employee's death during his employment by TKG; and
                        (iii) the three-month period following the date of such termination in the case of retirement on or after attainment of age 65, or in the case of disability other than as described in (i) above. In no event, however, shall any such period extend beyond the Option Term.


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Certificate Number _____

                c. In the event of the death of the Employee, the vested Option may be exercised by the Employee's legal representative(s) or by a person who has acquired the Option through a bequest or inheritance from the Employee, but only to the extent that the Option would otherwise have been exercisable by the Employee prior to his or her death. If the Employee dies during the one-year period provided in subsection (1) of the first sentence of the previous paragraph, or during the three-month period provided in subsection (iii) of the first sentence of the previous paragraph, then the Employee's legal representative(s) or by a person who has acquired the Option through a bequest or inheritance from the Employee shall have the right, for an additional one-year period from the date of death, to exercise the Option, but only to the extent that the Option would otherwise have been exercisable by the Employee prior to his or her death.

        2.6 Transfer of Options Through Termination of Marital Relationship. As stated in the Plan, in the event that an Option is transferred to the spouse of an employee upon termination of the marital relationship of the employee, the Company shall have the right to repurchase the Option from the ex-spouse of the employee for $0.01 per each share of stock for which the Option may be exercised. The Company may exercise its right to repurchase options which have been transferred upon termination of the marital relationship within thirty (30) days after it receives written notice of termination of such marital relationship by delivering payment in full of the repurchase price to the ex-spouse, or any other party to whom the option has been transferred. Upon delivery of the repurchase price to the holder of an Option which has been transferred upon termination of a marital relationship, the Option shall expire and become void. An option which has been transferred upon termination of a marital relationship shall not be exercisable until the expiration sixty (60) days after notice of the transfer has been delivered to the Company by the person to whom the Option has been transferred.

        2.7 Adjustment of Optioned Shares. As stated and further elaborated upon in the Plan, in the event of a stock split, reverse stock split or stock dividend or issuance of common shares without receipt of consideration, the number of shares will be proportionally adjusted along with the purchase price. The Administrator shall make proportionate adjustment whose determination in that respect shall be final, binding and conclusive.

        2.8 Employment Not Affected. The granting of the Option nor its exercise shall not be construed as granting to the Employee any right with respect to continuance of employment by TKG. Except as may otherwise be limited by a written agreement between TKG and the Employee, the right of TKG to terminate at will the Employee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by TKG, as the employer, and acknowledged by the Employee.

        2.9 Restriction on Exercise and Resale of Shares. TKG's issuance of shares of Common Stock upon exercise of the Option is conditioned upon conformance with all requirements of law, including the Securities Act of 1933 and all other applicable state and federal laws and regulations, and TKG shall be under no obligation to issue Stock upon exercise of the Option where such issuance would cause it to be in violation of any such law or


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Certificate Number _____

regulation. As a condition precedent to TKG's transfer to Employee of any shares of Stock or any shares of Stock upon exercise of the Option, Employee agrees to the provisions of this Section 2.8, and makes the representations to TKG contained herein. The Stock will be, and shares of Stock to be issued upon exercise of Options under the Plan may be, issued and sold without registration under the Federal Securities Act of 1933 or the securities laws of any state, in reliance upon certain exemptive provisions of said acts. The shares cannot be sold or transferred except if, in the opinion of counsel to TKG, such sale or transfer would be pursuant to an effective registration statement under Federal Act or pursuant to an exemption from such registration and in a transaction which is exempt under applicable securities laws, or pursuant to effective registration statements under such acts, or in a transaction which is otherwise in compliance with such acts. Each certificate representing shares of Stock issued upon exercise of an Option (if such Stock is not registered under the applicable securities laws) shall be stamped with a legend in substantially the following form:

                "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or qualified under applicable state securities laws. They may not be sold, offered for sale, transferred, pledged or hypothecated in the absence of: a registration statement and/or qualification application, in effect with respect to the securities under the 1933 act and applicable state securities laws; or an opinion of counsel or other evidence satisfactory to the company that such registration and/or qualification is not required."

        2.10.1 Change in Control. In the event of a merger of TKG into another company or a sale of substantially all of the assets of the Company (in excess of 50% of the assets), a Change in Control has occurred. In the case of a Change of Control, the following acceleration for vesting will occur, (A) 50% of unvested options will immediately vest, (B) the balance of unvested shares will vest at the earlier of the original vesting schedule or 12 months from the date of the Change of Control, (C) all unvested shares will vest if the stock options are not assumed or replaced with stock options of equal value and equal vesting schedule and (D) all options will vest if the employee is terminated or the employee's salary is reduced within 12 months from the date of the Change of Control. An initial public offering (IPO) by the Company is not considered a Change of Control.

                                   Article III

                                  MISCELLANEOUS

        3.1 Governing Law

        This Plan shall be subject to, and governed by, the laws of the State of Texas irrespective of the fact that one or more of the parties may work in or be a resident of a different state.


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Certificate Number _____

        3.2 Severability

        In the event any parts of this Agreement are found to be void, the remaining provisions of this Plan shall nevertheless be binding with the same effect as though the void parts were deleted.

        3.3 Rules of Construction

        Whenever in this Agreement, words including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply; and wherever in this Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

        3.4 This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Corporation agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

        In witness whereof, the parties hereto have hereunto set their hands the day and year first above written.

Corporation:                              Employee:


By: ___________________________________   _____________________________________
    Name
    Plan Administrator                    _____________________________________



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